[LETTERHEAD OF MEDIQ]

NEWS RELEASE


Date:     IMMEDIATE (April 27, 1998)
Contact:  Thomas E. Carroll, President
            and Chief Executive Officer
          MEDIQ Incorporated
          (609) 662-3200


          MEDIQ INCORPORATED TO ACQUIRE CERTAIN ASSETS OF
          CH INDUSTRIES, INC. AND SUBSIDIARIES


          PENNSAUKEN, N.J. -- MEDIQ Incorporated (MED:AMEX) ("MEDIQ") announced today that its wholly owned subsidiary, MEDIQ/PRN Life Support Services, Inc., has entered into an Asset Purchase Agreement with Texas-based CH Industries, Inc. to acquire substantially all of the assets of its subsidiary CH Medical Inc. ("CHM"). CHM is a national sales, rental and service corporation specializing in patient beds, overlays, mattress replacement systems, pressure relieving pads and surfaces and other therapeutic support surfaces with approximately 75 business locations nationwide and revenues of approximately $26.7 million in fiscal 1997. Thomas E. Carroll, President and CEO of MEDIQ said, "I am excited about the CHM acquisition because, with MEDIQ's national logistics and distribution infrastructure, we expect to be able to increase our support surfaces rental revenues without significant changes in our existing cost structure."

          John A. Carbona, CEO of CH Medical, echoes Mr. Carroll's positive comments by stating the following: "Finding such a perfect acquisition fit between two organizations which will ultimately meet the needs of both the employees and customers is extremely rare, yet that is what MEDIQ and CH Medical have accomplished."

          The purchase price is approximately $50 million in cash, including related costs and expenses and the assumption of certain specified obligations. MEDIQ currently expects to finance the purchase with term loans under a credit facility expected to be entered into upon the consummation of the previously announced acquisition of MEDIQ by a corporation organized by Bruckmann, Rosser, Sherrill & Co., L.P., (the "Merger"). Consummation of the acquisition is subject to customary conditions, however it is not conditioned upon consummation of the Merger, and consummation of the Merger is not conditioned upon consummation of the acquisition.





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          MEDIQ, through MEDIQ/PRN Life Support Services, Inc., operates the largest movable critical care and life support medical equipment rental business in the United States, renting a wide variety of movable medical equipment for use by acute care hospitals, alternative care facilities, nursing homes and home health care agencies.

          Some of the information presented in this press release constitutes forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Although MEDIQ believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. For additional information concerning important factors which may cause MEDIQ's actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by MEDIQ with the Securities and Exchange Commission.